UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 18, 2015

SEQUENOM, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-29101	77-0365889
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3595 John Hopkins Court, San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (858) 202-9000

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)    On September 18, 2015, William J. Welch resigned as our President and Chief Executive Officer, effective immediately, and also resigned as a member of our Board of Directors, effective immediately.
(c)    In connection with Mr. Welch’s resignation, on September 19, 2015, our Board of Directors appointed Dirk van den Boom, Ph.D., age 46, to the position of interim President and Chief Executive Officer, effective immediately. Dr. van den Boom will also retain his title as Chief Scientific and Strategy Officer, a position he has held since June 2014. From December 2012 through June 2014, Dr. van den Boom served as our Executive Vice President, Research and Development and Chief Technology Officer. Prior to that, he had served as our Senior Vice President of Research and Development since August 2010 and as our Vice President, Research and Development from October 2009 through August 2010. Dr. van den Boom joined us in 1998 in our Hamburg offices, subsequently serving in various management roles within our research and development department. Dr. van den Boom received his Ph.D. in Biochemistry/Molecular Biology from the University of Hamburg where he focused on various aspects of nucleic acid analysis with mass spectrometry.
In connection with Dr. van den Boom’s appointment as interim President and Chief Executive Officer, on September 19, 2015, our Board of Directors approved an increase in Dr. van den Boom’s annual base salary from $475,000 to $550,000, which is an amount equivalent to Mr. Welch’s annual base salary at the time of his resignation. No other changes have been made to Dr. van den Boom’s compensation.
The press release announcing Dr. van den Boom’s promotion and Mr. Welch’s resignation is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits
99.1    Press Release of Sequenom, Inc. dated September 21, 2015.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEQUENOM, INC.

Dated: September 24, 2015	By:	/s/ Jeffrey D. Linton
	Name:	Jeffrey D. Linton
	Title:	Senior Vice President, General Counsel